Exhibit 99.1

U.S. Concrete Raises Fourth Quarter Profit Expectations and Announces 2006
Revenue and Earnings Ranges

*	Expects to Report EBITDA of $51 Million to $52 Million for Full-Year 2005

*	Expects to Report Approximately $24 Million of Free Cash Flow for Full-Year 2005

*	Provides Estimated Earnings Range of $0.65 to $0.70 Per Diluted Share for Full-Year 2006, Based on Existing Business Operations and Current Number of Shares Outstanding

          HOUSTON, TEXAS - Jan. 23, 2006 -- U.S. Concrete, Inc. (Nasdaq: RMIX) today announced that fourth quarter 2005 net income is expected to be approximately $4 million, or approximately $0.13 to $0.14 per diluted share, which is above the high end of the Company’s previously issued guidance of $0.11 per diluted share.  Full-year net income is estimated to be approximately $12 million, or $0.42 to $0.43 per diluted share.  Final fourth quarter and full-year 2005 results remain subject to the Company completing its customary year-end closing procedures and completion of an audit by its independent registered accounting firm.  The Company expects to release fourth quarter and full-year 2005 results near the end of February 2006, and will announce its earnings release and conference call schedule for those results shortly.

          Revenues for the fourth quarter of 2005 are expected to approximate $158 million, substantially higher than previously expected because of stronger-than-anticipated sales volumes of ready-mixed concrete.  Fourth quarter 2005 EBITDA is expected to be approximately $14 million to $15 million.  The Company defines EBITDA as net income (loss) plus the provision for income taxes, net interest expense, noncash impairments and depreciation, depletion and amortization.  EBITDA is a non-GAAP financial measure.  For a reconciliation of EBITDA, free cash flow and net debt (other non-GAAP financial measures we use in this press release) to the most directly comparable GAAP financial measures, please see “Reconciliation of Non-GAAP Measures” below.

          U.S. Concrete’s Executive Vice-President and Chief Operating Officer, Michael W. Harlan, stated, “Our fourth quarter results were aided by strong market conditions and more favorable weather patterns in most of our regions as compared to last year, resulting in a significant improvement in sales volume.  Excluding the incremental volumes of our recent acquisitions, fourth quarter 2005 ready-mixed concrete sales volumes are estimated to be up about 13% (19% inclusive of recent acquisitions), while ready-mixed concrete average selling prices are estimated to have improved approximately 9%, over the fourth quarter of 2004.”

          U.S. Concrete’s free cash flow for the fourth quarter of 2005 is expected to approximate $15 million, while full-year 2005 free cash flow is estimated to be approximately $24 million.  At December 31, 2005, net debt is expected to be approximately $179 million.  U.S. Concrete’s Senior Vice-President and Chief Financial Officer, Robert D. Hardy, stated, “At year-end, our liquidity position remains strong heading into 2006, with approximately $23 million of cash on hand and $86 million of borrowing capacity under our credit agreement.”

          OUTLOOK

          The statements in the following paragraphs are based on the Company’s current expectations, but they do not include the potential effects of any common stock issuances, mergers, acquisitions or other business combinations or divestitures the Company may complete after the date of this press release. These statements are forward-looking, and actual results may differ materially.

          Based on the current state of its business and the level of backlog, the Company expects 2006 revenues to range between $675 million and $700 million and earnings per diluted share to range between $0.65 and $0.70, based on the number of shares of common stock of the Company currently outstanding.  EBITDA is expected to be in the range of approximately $65 million to $70 million in 2006.

          Commenting on the Company’s outlook, U.S. Concrete’s Chief Executive Officer, Eugene P. Martineau, stated, “The year 2005 finished very strong and, assuming normal operating conditions, we expect to have a solid 2006.  Our 2006 outlook reflects continued improvement in ready-mixed concrete sales pricing and organic growth in most of our regions.  This growth, combined with expected incremental revenues and profits from the fourth quarter 2005 acquisitions in Memphis, Tennessee and Dallas, Texas, should result in marked improvement in the Company’s profitability in 2006 as compared to 2005.”

          RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

          This release uses the non-GAAP financial measures “EBITDA,” “free cash flow” and “net debt.” The Company defines EBITDA as net income (loss) plus the provision for income taxes, net interest expense, noncash impairments and depreciation, depletion and amortization.  The Company has included EBITDA in this press release because it is widely used by investors for valuation and for comparing the Company’s financial performance with the performance of other building material companies.  The Company also uses EBITDA to monitor and compare the financial performance of its operations.  EBITDA does not give effect to the cash the Company must use to service its debt or pay its income taxes and thus does not reflect the funds actually available for capital expenditures. In addition, the Company’s presentation of EBITDA may not be comparable to similarly titled measures other companies report.  The expected EBITDA used in this press release of approximately $51 million to $52 million in the full-year 2005 is calculated as follows:  net income (estimated to be approximately $12 million), plus the provision for income taxes (estimated to be approximately $8 million), net interest expense (estimated to be approximately $17 million) and noncash impairments, depreciation, depletion and amortization (estimated to be approximately $13 million to $14 million). The expected EBITDA used in this press release of approximately $14 million to $15 million in the fourth quarter of 2005 is calculated as follows:  net income (estimated to be approximately $4 million), plus the provision for income taxes (estimated to be approximately $2 million to $3 million), net interest expense (estimated to be approximately $4 million) and noncash impairments, depreciation, depletion and amortization (estimated to be approximately $4 million).  The expected EBITDA used in this press release of approximately $65 million to $70 million in 2006 is calculated as follows: net income (estimated to be approximately $19 million to $22 million), plus the provision for income taxes (estimated to be approximately $12 million to $14 million), net interest expense (estimated to be approximately $18 million) and noncash impairments, depreciation, depletion and amortization (estimated to be approximately $16 million).

          The Company defines free cash flow as cash provided by operations less capital expenditures for property, plant and equipment, net of disposals.  The Company considers free cash flow to be an important indicator of its ability to service debt and generate cash for acquisitions and other strategic investments.  The expected free cash flow used in this press release of approximately $15 million in the fourth quarter of 2005 and $24 million for the full-year 2005 is calculated as follows:  net cash provided by operations (estimated to be approximately $20 million for the fourth quarter of 2005 and $41 million for the full-year 2005), less capital expenditures for property, plant and equipment, net of disposals (estimated to be approximately $5 million for the fourth quarter of 2005 and $17 million for the full-year 2005).

          The Company defines net debt as total debt, including current maturities, minus cash and cash equivalents.  The Company believes that net debt is useful to investors as a measure of its financial position.  The expected net debt used in this release of approximately $179 million at December 31, 2005 is calculated as follows:  total debt, including current maturities and capital lease obligations (estimated to be approximately $202 million at December 31, 2005), less cash and cash equivalents (estimated to be approximately $23 million at December 31, 2005).

          Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, net income and cash flow from operations as determined in accordance with GAAP.  All amounts provided above in this section have been rounded to the nearest million-dollar amount.

          U.S. Concrete provides ready-mixed concrete and related concrete products and services to the construction industry in several major markets in the United States. The Company has 100 fixed and seven portable ready-mixed concrete plants, eight pre-cast concrete plants, three concrete block plants and two aggregates quarries (including those acquired through acquisition in 2005).  During 2004, these facilities (including recent acquisitions) produced approximately 6.2 million cubic yards of ready-mixed concrete, 5.3 million eight-inch equivalent block units and 1.8 million tons of aggregates.  For more information on U.S. Concrete, visit http://www.us-concrete.com .

          This press release contains various forward-looking statements that are based on management’s belief as well as assumptions made by and information currently available to management. These forward-looking statements speak only as of the date of this press release. The Company disclaims any obligation to update these statements and cautions you not to rely unduly on them. Forward-looking statements include, but are not limited to, the statements regarding: expected net income, net income per diluted share and free cash flow for the fourth quarter of 2005 and full-year 2005; expected revenues and EBITDA for the fourth quarter of 2005; estimated ready-mixed concrete sales volumes and selling prices for the fourth quarter of 2005; expected cash on hand and net debt as of December 31, 2005; expected revenues, net income, earnings per diluted share and EBITDA for the full-year 2006; expected continued improvements in ready-mixed concrete sales pricing and organic growth in 2006; expected incremental revenues and profits from the fourth quarter 2005 acquisitions during 2006; the expected marked improvement in profitability in 2006; and the expected schedule to release results for the fourth quarter and full-year 2005.  Although U.S. Concrete believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including, among other matters: general and regional economic conditions; the level of activity in the construction industry; the ability of U.S. Concrete to effectively integrate the operations of acquired companies; development of adequate management infrastructure; departure of key personnel; access to labor; union disruption; competitive factors; government regulations; exposure to environmental and other liabilities; the cyclical and seasonal nature of U.S. Concrete’s business; adverse weather; the availability and pricing of raw materials; and general risks related to the industry and markets in which U.S. Concrete operates. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. These risks, as well as others, are discussed in greater detail in U.S. Concrete’s filings with the Securities and Exchange Commission, including U.S. Concrete’s Annual Report on Form 10-K for the year ended December 31, 2004, and the Company’s subsequent Quarterly Reports on Form 10-Q.